Exhibit 99.1
Case Name: Interstate Bakeries
Corporation & All Subsidiaries	Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of December 13, 2008
REVENUE
Gross Income			$201,802,115
Less Cost of Goods Sold			97,637,492
Ingredients, Packaging & Outside Purchasing	$55,321,821
Direct & Indirect Labor	32,753,372
Overhead & Production Administration	9,562,299
Gross Profit			104,164,623

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	45,709,954
Advertising and Marketing	3,672,892
Insurance (Property, Casualty, & Medical)	11,334,016
Payroll Taxes	4,060,052
Lease and Rent	3,263,121
Telephone and Utilities	1,342,584
Corporate Expense (Including Salaries)	7,191,700
Other Expenses	26,406,636	(i)
Total Operating Expenses			102,980,955
EBITDA			1,183,668
Restructuring & Reorganization Charges	3,319,572	(ii)
Depreciation and Amortization	4,488,658
Abandonment	78,058
Property & Equipment Impairment	-
Other( Income)/Expense	26,510
Gain/Loss Sale of Prop	-
Interest Expense	4,809,674
Operating Income (Loss)			(11,538,804)
Income Tax Expense (Benefit)	(250,522)
Net Income (Loss)			$(11,288,282)

CURRENT ASSETS
Accounts Receivable at end of period			$126,693,844
Increase (Decrease) in Accounts Receivable for period			(7,913,157)
Inventory at end of period			57,378,911
Increase (Decrease) in Inventory for period			(2,761,622)
Cash at end of period			19,272,760
Increase (Decrease) in Cash for period			(5,391,175)
Restricted Cash			21,124,605	(iii)
Increase (Decrease) in Restricted Cash for period			7,865

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			(10,577,952)
Increase (Decrease) Liabilities Subject to Compromise			(111,873)	(iv)
Taxes payable:
Federal Payroll Taxes	$3,973,380
State/Local Payroll Taxes	4,429,405
State Sales Taxes	700,360
Real Estate and
Personal Property Taxes	6,092,735
Other (see attached supplemental schedule)	2,632,054
Total Taxes Payable			17,827,934

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
December 13, 2008

Description	Amount

Use Tax	$535,831
Accr. Franchise Tax	496,532
Other Taxes	1,599,691

Total Other Taxes Payable	$2,632,054

7th period
(i) Other Expenses included the following items:
Employee benefit costs	12,485,044
Facility costs (excluding lease expense)	809,480
Distribution/transportation costs	10,340,175
Local promotional costs	1,042,557
Miscellaneous	1,729,380
$26,406,636

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	0
Other	91,834
Reorganization expenses
Professional fees	3,379,179
Interest income	(10,475)
Adjustments to lease rejection expense	(102,660)
(Gain)/loss on sale of assets	(38,306)
$3,319,572

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $1.6 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION
CONSOLIDATED MONTHLY OPERATING REPORT
DATED AS OF DECEMBER 13, 2008

1.
This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended December 13, 2008 and balances of and period changes in certain of the Company’s accounts as of December 13, 2008, is preliminary and unaudited. This MOR should be read together and concurrently with the Company’s second quarter 2009 Form 10-Q that was filed with the Securities and Exchange Commission (SEC) on December 24, 2008 and the Company’s Annual Report on Form 10-K for fiscal 2008 filed with the SEC on September 15, 2008 for a comprehensive description of our current financial condition and operating results. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.
This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future.  This MOR does not include quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC. Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.
This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. This MOR does not include certain financial statements and explanatory footnotes, including disclosures required under GAAP.

4.
As of December 13, 2008, the Company had borrowed $110.9 million under its $309.0 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves.  The credit facility was also utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs.  As of December 13, 2008, there were $149.1 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $49.0 million as of December 13, 2008.